FOR IMMEDIATE RELEASE              Source: Handy & Harman Ltd.

Contact:
Michael McNamara
212-520-2356
mmcnamara@handyharman.com

Glen M. Kassan to Retire as Handy & Harman Ltd. CEO
Long-time executive to remain on its board of directors

WHITE PLAINS, N.Y., December 14, 2012 - Handy & Harman Ltd. (NASDAQ (CM): HNH) today announced that its chief executive officer, Glen M. Kassan, is retiring effective December 31, 2012. Mr. Kassan, who has been HNH's CEO since 2005, will continue to serve as vice chairman of the board of directors following his retirement.
“We are very appreciative of Glen's leadership and his many vital and important contributions to the company and its subsidiaries over the past seven years,” said Warren Lichtenstein, HNH's Chairman. “We are also extremely pleased that he will remain on the board as vice chairman, continuing to offer his vast knowledge and expertise.”
During Mr. Kassan's tenure, HNH's revenue grew from $461 million in 2006 to $662 million in the most recently reported 12 months ended September 30, 2012. Under his direction, the company increased profits and cash flow through a combination of organic growth, acquisitions, divestitures and productivity improvements, resulting in reduced net debt and enabling our recent successful refinancing.
About HNH
HNH is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the United States and internationally.
HNH companies are organized into five businesses: Precious Metals, Tubing, Engineered Materials, Arlon and Kasco.
HNH sells its products and services through direct sales forces, distributors and manufacturer's representatives. HNH serves a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, aerospace, military electronics and automotive markets. Other markets served include blade products and repair services for the food industry.

HNH is based in White Plains, NY. Website: www.handyharman.com